James E. Slayton, CPA
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2858 West Market Street
Suite C
Fairlawn, Ohio  44333
1-330-869-6704



U.S. Securities and Exchange Commission            January 16, 2001
Washington D.C. 20549

Dear madam/sir,

I hereby resign as the accountant for ALD Services, Inc., (the Company). I previously reported on the Company's financial statements for the period ending December 31, 2000. The letter terminating my appointment was dated January 16, 2001.

The audit report dated January 12, 2001, was unqualified except for an explanatory paragraph disclosing a going concern problem.

I have not read the Company's statements contained in Form 8-K and therefore am not in a position to agree or disagree with them. I have not discussed the Company's financial statements or the Company's management with any other accountant's.

Sincerely,

/s/ James E. Slayton
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James E. Slayton


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